UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 17, 2011

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-20852	16-1387013
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York          14513
(Address of principal executive offices)                              (Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.9 million, excluding a previously disclosed $13.8 million non-cash asset impairment charge, on revenue of $49.8 million for the quarter ended December 31, 2010. For the fourth quarter of 2009, the company reported operating income of $1.6 million on revenue of $50.4 million.

Gross profit for the fourth quarter of 2010 was $12.5 million, or 25.2% of revenue, compared to $11.9 million, or 23.7% of revenue, for the same quarter a year ago, reflecting a favorable mix of high-margin products and improved manufacturing efficiencies.

Operating expenses for the fourth quarter of 2010 totaled $24.4 million compared to $10.3 million a year ago. Included in operating expenses for the fourth quarter of 2010 was a $13.8 million non-cash asset impairment charge and certain one-time expenses.  As a result, the company reported a net loss of $11.0 million, or $0.64 per share, for the fourth quarter of 2010, compared to net income of $0.8 million, or $0.05 per share, for the same quarter in 2009.

For the fiscal year ended December 31, 2010 revenue was $178.6 million, compared to $172.1 million for the same period a year ago. The operating loss for fiscal year 2010 was $5.9 million, including the above-mentioned asset impairment charge, compared to an operating loss of $7.4 million for fiscal year 2009. Net loss was $6.2 million for fiscal year 2010, or $0.36 per share, compared to a net loss of $9.2 million, or $0.54 per share, for the same period a year ago.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01. Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits.

	99.1	Press Release dated February 17, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION
Dated:	February 17, 2011	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

INDEX TO EXHIBITS

(99)   Additional Exhibits

99.1   Press Release dated February 17, 2011.